SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   Form 8-K/A


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934




                                 August 1, 2001
               --------------------------------------------------
               (Date of Report - Date of earliest event reported)





                             KERR-McGEE CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                    1-16619                73-1612389
  ------------------------   ------------------------    -------------------
  (State of Incorporation)   (Commission File Number)      (IRS Employer
                                                         Identification No.)



                   Kerr-McGee Center
                Oklahoma City, Oklahoma                      73125
       ----------------------------------------            ----------
       (Address of principal executive offices)            (Zip Code)



                                 (405) 270-1313
                         -------------------------------
                         (Registrant's telephone number)




Item 7.   Financial Statements and Exhibits

    (a)   Financial statements and business acquired

               On May 14, 2001, Kerr-McGee Corporation entered into a definitive agreement to acquire HS Resources, Inc. ("HSR") for $1.7 billion in cash and stock. The merger was approved at a special meeting of the HSR shareholders on August 1, 2001 and HSR common stock ceased trading on the New York Stock Exchange at close of market on that day. As a result of the merger, HSR is a wholly-owned subsidiary of Kerr-McGee Corporation. On August 23, 2001, HSR was remamed Kerr-McGee Rocky Mountain Corporation. The following financial information presents HSR's financial position as of June 30, 2001 and December 31, 2000 and results of operations for the first six months and second quarter 2001 compared with the same periods in 2000.





                               HS RESOURCES, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                          June 30,      December 31,
(Thousands of dollars)                                        2001              2000
                                                       -----------      ------------

Assets
------
Current Assets
  Cash and cash equivalents                            $    2,718        $    1,790
  Margin deposits                                           1,601             1,889
  Accounts receivable
    Oil and gas sales                                      16,233            20,328
    Trading and transportation                             32,389            63,760
    Trade                                                  16,317            12,714
    Ad valorem and production taxes                         2,608             2,562
    Other                                                   2,443             2,097
  Lease and well equipment inventory,
    at cost                                                 1,509               904
  Fair value of derivative asset from
    hedging activities                                      8,623                 -
  Fair value of derivative asset from
    non hedging activities                                 28,369            23,189
  Deferred taxes                                            9,876                 -
  Prepaid expenses and other                                3,501             1,260
  Imbalance receivable                                          -               942
                                                       ----------        ----------
      Total current assets                                126,187           131,435
                                                       ----------        ----------
Oil and Gas Properties, at cost, using
 the successful efforts method
  Undeveloped acreage                                      99,910            90,231
  Costs subject to depreciation,
    depletion and amortization                          1,074,698           997,466
  Less accumulated depreciation,
    depletion and amortization                           (316,648)         (284,737)
                                                       ----------        ----------
      Net oil and gas properties                          857,960           802,960
                                                       ----------        ----------
Gas gathering and transportation facilities,
 at cost, net of accumulated depreciation
 of $6,489 and $4,897 at June 30, 2001 and
 December 31, 2000, respectively                           69,046            57,929
                                                       ----------        ----------
Other Assets
  Deferred charges and other, net                           6,096             7,697
  Fair value of derivative asset from
    hedging activities                                      3,560                 -
  Fair value of derivative asset from
    non hedging activities                                 13,498             2,763
  Office and transportation equipment
    and other property, net of
    accumulated depreciation of $6,513
    and $6,396 at June 30, 2001 and
    December 31, 2000, respectively                         4,202             2,873
  Goodwill, net of accumulated
    amortization of $1,800 and
    $1,620 at June 30, 2001 and
    December 31, 2000, respectively                         1,800             1,980
                                                       ----------        ----------
      Total other assets                                   29,156            15,313
                                                       ----------        ----------
        Total Assets                                   $1,082,349        $1,007,637
                                                       ==========        ==========

Liabilities and Stockholders' Equity
------------------------------------
Current Liabilities
  Accounts payable
    Trade                                              $   46,920        $   39,681
    Revenue                                                32,638            32,277
    Gas purchases                                          14,119            35,035
  Accrued expenses
    Ad valorem and production taxes                        18,064            12,119
    Interest                                                4,500             4,802
    Other                                                   8,660             8,945
  Imbalance payable                                         1,093                 -
  Income taxes payable                                      6,238                 -
  Fair value of derivative liability
    from hedging activities                                33,726                 -
  Fair value of derivative liability
    from non hedging activities                            22,901            16,307
  Payable to KMI                                           13,151            24,419
                                                       ----------        ----------
      Total current liabilities                           202,010           173,585
                                                       ----------        ----------
Accrued Ad Valorem Taxes and Other                         24,546            27,056
Fair value of derivative liability
  from hedging activities                                  13,356                 -
Fair value of derivative liability
  from non hedging activities                               8,313               338
Long-Term Bank Debt                                       236,000           189,000
9-7/8% Senior Subordinated Notes, due
  2003, net of unamortized discount
  of $171 at December 31, 2000                                  -            74,829
9-1/4% Series A Subordinated Notes,
  due 2006, net of unamortized
  discount of $418 and $456 at
  June 30, 2001 and December 31,
  2000, respectively                                      149,582           149,544
9-1/4% Series B Subordinated Notes,
  due 2006, net of unamortized
  discount of $2,855 and $3,121 at
  June 30, 2001 and December 31,
  2000, respectively                                       82,145            81,879
Deferred Income Taxes                                     107,013            89,824

Stockholders' Equity
  Preferred stock                                               -                 -
  Common stock, $.001 per share par
    value, 50,000 shares authorized; 20,133
    and 19,920 shares issued and outstanding
    at June 30, 2001 and December 31, 2000,
    respectively                                               20                20
  Additional paid-in capital                              208,726           201,850
  Other comprehensive loss (Note 3)                       (23,520)                -
  Retained earnings                                       102,328            46,323
  Notes receivable from officers for
    exercise of stock options (Note 5)                     (1,393)           (2,476)
  Deferred compensation                                    (5,205)           (3,459)
  Treasury stock, at cost, 1,839 and
    1,841 shares at June 30, 2001 and
    December 31, 2000, respectively                       (21,572)          (20,676)
                                                       ----------        ----------
      Total stockholders' equity                          259,384           221,582
                                                       ----------        ----------
        Total Liabilities and
          Stockholders' Equity                         $1,082,349        $1,007,637
                                                       ==========        ==========


         The accompanying notes are an integral part of this statement.




                               HS RESOURCES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                              Three Months Ended                   Six Months Ended
(Thousands of dollars,                             June 30,                            June 30,
 except per share data)                        2001         2000                  2001          2000
                                            -------      -------              --------      --------

Revenues
  Oil and gas sales                         $86,839      $67,566              $191,141      $129,612
  Trading and trans-
    portation, net                            5,888          501                 9,089         2,034
  Gathering and transmission
    system revenues                           3,329        3,256                 4,795         6,364
  Other gas revenues                            121        2,396                 2,093         4,402
  Income (loss) from
    interest in gathering
    plant                                      (135)         358                  (244)          722
  Interest income and other                     254          992                   646         1,253
                                            -------      -------              --------      --------
      Total revenues                         96,296       75,069               207,520       144,387
                                            -------      -------              --------      --------
Expenses
  Production taxes                            6,601        5,775                14,207        11,243
  Lease operating                             8,465        8,039                16,574        15,063
  Gas transportation costs                    5,579        3,977                10,107         7,884
  Gathering and
    transmission system
    operating expenses                        1,588        1,364                 3,232         2,579
  Depreciation, depletion
    and amortization                         17,074       15,166                33,490        30,021
  Exploratory and
    abandonment                               3,549        3,860                 6,689         6,528
  Geological and geophysical                  3,310        3,661                 6,930         7,211
  Loss (gain) on sale of oil
    and gas properties                          (12)          61                   (12)          161
  General and administrative                  2,850        2,030                 4,343         4,056
  Interest, net of amounts
    capitalized                              10,226       12,692                21,341        24,854
                                            -------      -------              --------      --------
      Total expenses                         59,230       56,625               116,901       109,600
                                            -------      -------              --------      --------
Income before provision
  for income taxes                           37,066       18,444                90,619        34,787
Provision for income taxes -
  current                                     4,562            -                11,791             -
Provision for income taxes -
  deferred                                    8,382        7,027                21,771        13,254
                                            -------      -------              --------      --------
Net income before
  extraordinary item                         24,122       11,417                57,057        21,533
Loss on early extinguishment
  of debt, net of tax
  (Note 7)                                   (1,052)           -                (1,052)            -
                                            -------      -------              --------      --------
Net income                                  $23,070      $11,417              $ 56,005      $ 21,533
                                            =======      =======              ========      ========

Net income per share before
  extraordinary item - basic                $  1.32      $   .62              $   3.13      $   1.16
Extraordinary item                             (.06)           -                  (.06)            -
                                            -------      -------              --------      --------
Net income per share - basic                $  1.26      $   .62              $   3.07      $   1.16
                                            =======      =======              ========      ========
Net income per share before
  extraordinary item -
  diluted                                   $  1.25      $   .60              $   2.98      $   1.12
Extraordinary item                             (.05)           -                  (.05)            -
                                            -------      -------              --------      --------
Net income per share -
  diluted                                   $  1.20      $   .60              $   2.93      $   1.12
                                            =======      =======              ========      ========
Weighted average number of
  common shares outstanding                  18,279       18,471                18,238        18,642
                                            =======      =======              ========      ========
Weighted average number of
  common shares outstanding
  assuming dilution                          19,231       19,186                19,126        19,173
                                            =======      =======              ========      ========


         The accompanying notes are an integral part of this statement.




                               HS RESOURCES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Unaudited)


                                                                                           Notes
                                 Common Stock    Additional      Other        Retained   Receivable                 Treasury Stock
                               ----------------    Paid-In    Comprehensive   Earnings      from       Deferred    ----------------
(Thousands)                    Shares    Amount    Capital   Income (Loss)    (Deficit)   Officers   Compensation  Shares    Amount
                               ------    ------  ----------  --------------  ----------  ----------  ------------  ------  --------

Balance, December 31, 1999     19,528     $20     $191,406     $      -      $(14,302)    $(2,386)    $(1,981)      (731)  $ (7,750)
  Purchase of treasury
    stock                           -       -          746            -             -           -           -     (1,172)   (13,598)
  Transfer of treasury
    stock to 401(k) Plan            -       -          385            -             -           -           -         62        672
  Issuance of restricted
    stock                          26       -          524            -             -           -        (524)         -          -
  Amortization of deferred
    compensation                    -       -            -            -             -           -       1,507          -          -
  Issuance of performance
    shares                        100       -        2,519            -             -           -      (2,519)         -          -
  Restricted stock and
    performance shares
    forfeited                      (9)      -          (58)           -             -           -          58          -          -
  Exercise of warrants
    and options                   275       -        6,328            -             -      (1,601)          -          -          -
  Interest on notes
    receivable                      -       -            -            -             -        (113)          -          -          -
  Payment of officer notes
     and interest                   -       -            -            -             -       1,624           -          -          -
  Net income                        -       -            -            -        60,625           -           -          -          -
                               ------     ---     --------     --------      --------     -------     -------      -----   --------
Balance, December 31, 2000     19,920      20      201,850            -        46,323      (2,476)     (3,459)    (1,841)   (20,676)
  Cumulative effect of
    change in accounting
    principle                       -       -            -      (86,700)            -           -           -          -          -
  Other comprehensive
    income                          -       -            -       63,180             -           -           -          -          -
  Purchase of treasury
    stock                           -       -            -            -             -           -           -        (31)    (1,266)
  Transfer of treasury
    stock to 401(k) Plan            -       -          950            -             -           -           -         33        370
  Issuance of restricted
    stock                           9       -          354            -             -           -        (354)         -          -
  Amortization of deferred
    compensation                    -       -            -            -             -           -       1,135          -          -
  Issuance of performance
    shares                         60       -        2,527            -             -           -      (2,527)         -          -
  Exercise of options             144       -        3,045            -             -           -           -          -          -
  Interest on notes
    receivable                      -       -            -            -             -         (83)          -          -          -
  Payment of officer notes
    and interest                    -       -            -            -             -       1,166           -          -          -
  Net income                        -       -            -            -        56,005           -           -          -          -
                               ------     ---     --------     ---------     --------     -------     -------      -----   --------
Balance, June 30, 2001         20,133     $20     $208,726     $(23,520)     $102,328     $(1,393)    $(5,205)    (1,839)  $(21,572)
                               ======     ===     ========     =========     ========     =======     =======      =====   ========




                               HS RESOURCES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                            June 30,
(Thousands of dollars)                                  2001         2000
                                                    ---------     -------

Cash Flows from Operating Activities
------------------------------------
  Net income                                          $56,005      $21,533
  Adjustments to reconcile net income
    to net cash provided by operating
    activities
      Depreciation, depletion and
        amortization                                   33,490       30,021
      Depreciation expense offset
        against income                                    819          635
      Write off of deferred charges
        and prepayment premiums                         1,710            -
      Impairment and (gain) loss on
        sales of oil and gas
        properties                                        (12)         161
      Amortization of deferred
        charges, debt issue costs
        and deferred compensation                       2,525        2,117
      Surrendered and expired acreage                   2,675        3,087
      Transfer of treasury stock to
        401(k) Plan                                     1,321        1,057
      Deferred income tax provision                    21,343       12,925
      Decrease (increase) in accounts
        and notes receivable                           28,998      (30,763)
      (Decrease) increase in accounts
        payable and accrued expenses                     (611)      28,506
      Other                                              (693)        (717)
                                                    ---------     --------
          Net cash provided by
            operating activities                      147,570       68,562
                                                    ---------     --------
Cash Flows from Investing Activities
------------------------------------
  Exploration, development and
    leasehold costs                                   (73,692)     (52,908)
  Purchase of proved and unproved
    properties                                        (15,945)      (7,455)
  Gas gathering and transmission
    facilities additions                              (12,708)      (1,812)
  Other property additions                             (1,943)        (231)
  Net proceeds from the sale of oil
    and gas properties                                     50          102
  Increase in property related
    payables                                           (3,618)      (3,148)
                                                    ---------     --------
          Net cash used in
            investing activities                     (107,856)     (65,452)
                                                    ---------     --------
Cash Flows from Financing Activities
------------------------------------
  Proceeds from bank debt                             210,000      102,000
  Repayments of bank debt                            (163,000)     (85,000)
  Repayment of senior subordinated
    notes plus premium                                (75,938)           -
  Repayment of KMI debt                               (11,269)      (9,495)
  Exercise of options and warrants                      1,521        3,394
  Purchase of treasury stock                           (1,266)      (8,048)
  Payment of officer notes and
    interest                                            1,166            -
                                                    ---------     --------
          Net cash (used in) provided
            by financing activities                   (38,786)       2,851
                                                    ---------     --------
Net Increase in Cash and Cash
  Equivalents                                             928        5,961
    Cash and cash equivalents,
      beginning of year                                 1,790          518
                                                    ---------     --------
    Cash and cash equivalents,
      end of period                                 $   2,718     $  6,479
                                                    =========     ========
Supplemental Cash Flow Disclosure
  Interest paid, net of capitalized
    interest                                        $  20,281     $ 23,342
  Cash paid for income taxes, net of
    reimbursements                                  $   3,026     $    206
  Schedule of noncash investing and
    financing activities
      Issuance of performance shares
        and restricted stock                        $   2,882     $  2,977
      Tax benefit on stock option
        exercises                                   $   1,525     $      -



         The accompanying notes are an integral part of this statement.





                               HS RESOURCES, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  GENERAL

On May 14, 2001, HS Resources, Inc. ("HSR") entered into a definitive agreement to be acquired by Kerr-McGee Corporation for $1.7 billion in cash and stock. The merger was approved at a special meeting of the HSR shareholders on August 1, 2001. HSR shareholders have the opportunity to elect to receive either cash or stock, subject to proration so that 70% of the total HSR shares are acquired for $66 in cash and 30% are acquired in exchange for .9404 shares of Kerr-McGee Corporation stock. As a result of this merger, HSR became a wholly-owned subsidiary of Kerr-McGee Corporation.

HSR is a Delaware corporation and was originally organized in January 1987. HSE, directly or through subsidiaries, acquires, develops, exploits, explores for and produces oil and gas properties. The primary properties are located in the Denver-Julesburg ("D-J") Basin, the onshore area of the Texas-Louisiana Gulf Coast, and to a lesser extent, the Mid-Continent and Northern Rocky Mountains. Through wholly-owned subsidiaries, HS Gathering L.L.C. and Resource Gathering Systems, Inc., HSE and third party gas is gathered and transported. Through the wholly-owned subsidiary, HS Energy Services, Inc. ("HSES"), HSR gas production and gas owned by third parties is marketed. Additionally, HSES actively trades both physical and financial positions in the gas commodities market.

The interim financial data presented here is unaudited; however, all adjustments, which are of a normal and recurring nature, have been made which are, in the opinion of management, necessary for a fair and consistent statement of financial position at June 30, 2001, and results of operations and cash flows for the interim periods presented. Because of various factors, including the merger with Kerr-McGee Corporation, the results of operations for these periods are not necessarily indicative of results to be expected for the full year. For a more complete understanding of HSR operations and financial position, these statements should be read in conjunction with the HSR audited financial statements and notes thereto included in the December 31, 2000 Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2001. Certain prior year amounts have been reclassified to conform with the current presentation.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Successful Efforts. HSR utilizes the successful efforts method of accounting for oil and gas properties. Consequently, leasehold costs are capitalized when incurred. Unproved properties are assessed periodically within specific geographic areas, and impairments in value are charged to expense. Exploratory costs, geological and geophysical expenses and delay rentals are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined to be unsuccessful. Costs of developmental dry holes and proved leaseholds are amortized on the unit-of-production method based on proved reserves and calculated on a field-by-field basis. The depreciation of capitalized drilling costs is also based on the unit-of-production method using proved developed reserves on a field-by-field basis.

Financial Instruments. HSR engages in price and location risk management activities for both hedging and trading purposes. HSR enters into derivative instruments for hedging purposes in order to manage exposure to price and location risks in the marketing of oil and gas production and, in the case of HSES marketing activities, third party gas. All derivatives are recorded as an asset or liability and are marked-to-market each reporting period. Gains and losses on the effective portion of hedging positions designated as cash flow hedges are deferred in other comprehensive loss and recognized in operations in the period the underlying physical transactions occur in "oil and gas sales" (for company-owned production) and "trading and transportation revenues" (for third party gas). Activities for trading purposes are accounted for using the marked-to-market method. Under this method, changes in the market value of outstanding financial instruments are recognized as a gain or loss in the period of change on a net basis in "trading and transportation revenues." The market prices used to value these derivatives reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments. The values of trading derivatives are adjusted to reflect the potential impact of liquidating the position in an orderly manner over a reasonable period of time under present market conditions.

NOTE 3.  NEW ACCOUNTING STANDARDS

On January 1, 2001, HSR adopted SFAS 133, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS 133 requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Prior to January 1, 2001, company personnel completed the process of identifying all derivative instruments, determining fair market values of derivatives, designating and documenting hedge relationships, and evaluating the effectiveness of those hedge relationships.

SFAS 133 requires that as of the date of initial adoption, the difference between the fair market value of derivative instruments recorded on the balance sheet and the previous carrying amount of those derivatives be reported as a transition adjustment in net income or other comprehensive loss, as appropriate, as the cumulative effect of a change in accounting principle in accordance with APB 20, "Accounting Changes."

HSR uses financial derivative instruments to mitigate commodity price risk related to the purchase or sale of natural gas. Many of these instruments are designated as hedges of the anticipated purchases or sales of the commodity. HSR also uses interest rate swaps, which are designated as hedges of the interest rate on company borrowings. As of June 30, 2001, $80 million of company borrowings were hedged at a fixed LIBOR rate of 5.86% through December 15, 2006 and $50 million of borrowings were hedged at a fixed LIBOR rate of 5.66% through March 31, 2004. On January 1, 2001, the fair market values of these derivative instruments and interest rate swaps were recorded as assets and liabilities on the balance sheet and in accumulated other comprehensive loss in accordance with the transition provisions of SFAS 133. Future changes in the fair market values of these instruments and interest rate swaps, to the extent that the hedges are effective at mitigating the underlying commodity risk, will be recorded in other comprehensive loss. At the date the underlying transaction occurs, the amounts accumulated in other comprehensive loss will be reported in the Consolidated Statements of Operations. To the extent that the hedges are not effective, the ineffective portion of the changes in fair market value will be recorded directly in operations. On August 3, 2001, both interest rate swaps were terminated for $4.0 million. This amount will be recorded in the third quarter.

For the three months ended June 30, 2001 and 2000, hedging contracts for company production reduced oil and gas sales by $20.3 million and $13.8 million, respectively. Hedging contracts for third party gas decreased trading and transportation revenues by $2.8 million and $0.4 million, for the three months ended June 30, 2001 and 2000, respectively. For the six months ended June 30, 2001 and 2000, hedging contracts for company production reduced oil and gas sales by $69.2 million and by $18.5 million, respectively. Hedging contracts for third party gas increased trading and transportation revenues by $4.4 million for the six months ended June 30, 2001 and decreased trading and transportation revenues by $0.3 million for the six months ended June 30, 2000. Based on current futures market prices, which fluctuate daily, and assuming no further changes in the contracts, losses would be recorded over the next twelve months of $10.0 million in oil and gas sales and $14.5 million in trading and transportation revenues relating to hedging contracts. Changes to these contracts may occur as a result of the merger with Kerr-McGee Corporation (see
Note 1).

In September 2000, the Emerging Issues Task Force reached consensus on Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs" ("EITF Issue 00-10"). EITF Issue 00-10 requires retroactive restatement of transportation costs as an expense rather than as a reduction to revenue. HSR implemented EITF Issue 00-10 in the fourth quarter of 2000 and all prior periods were restated with offsetting increases in oil and gas sales revenue and gas transportation costs resulting in no impact to net earnings.

In June 2001, SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets" were issued, which require all business combinations to be accounted for using the purchase method and changes the treatment of goodwill created in a business combination. The adoption of these two statements is not expected to have an impact on HSR.

Additionally, SFAS No. 143 "Accounting for Asset Retirement Obligations" was issued. This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. The asset is then depreciated over its estimated useful life. The present value of the inherent obligation is adjusted each reporting period. The impact of adopting this statement on January 1, 2003 has not yet been determined by HSR.

NOTE 4.  ISSUANCE OF PERFORMANCE SHARES

The 2000 Performance and Equity Incentive Plan (the "Plan") allows for the issuance of performance shares to employees, officers and directors. Accelerated vesting of such shares is dependent on our attainment of defined performance goals. These shares have a base vesting schedule over nine years with accelerated vesting of up to one-fourth of the shares in each of the first four years if the performance goals are achieved, and accelerated vesting upon a change of control. In the first quarter of 2001, HSR issued 60,000 performance shares under the Plan and recorded deferred compensation of approximately $2.5 million. On August 1, 2001 as a result of the merger with Kerr-McGee Corporation, the vesting of all performance shares was accelerated (see Note 1).

NOTE 5.  RELATED PARTY TRANSACTIONS

In December 2000, full recourse notes in the amount of $1.6 million were issued to HSR by certain of HSR officers in connection with the exercise of stock options. The notes and accrued interest are due and payable on or before December 31, 2001. The interest rate on these notes is at a fixed rate of 9.5%. In the first quarter of 2001 one of the notes and associated accrued interest was repaid. The remaining notes and accrued interest were repaid on August 2, 2001 in connection with the merger with Kerr-McGee Corporation.

NOTE 6.  TERMINATION OF SECTION 29 TAX CREDIT AGREEMENTS

Effective April 1, 2001, HSR terminated its Section 29 tax credit agreements with two unaffiliated third parties. Under the agreements, the company exercised its option to repurchase all of the oil and gas interests previously assigned to the third parties for $15.9 million at closing plus quarterly payments through December 31, 2002 in the amount of $0.8385 of each dollar of tax credits available under Section 29 of the Internal Revenue Code. HSR currently anticipates being able to utilize these tax credits against current income tax obligations, and therefore, anticipate retaining a cash flow benefit of approximately $0.16 for each dollar of tax credits available to us under Section 29.

NOTE 7.  EXTRAORDINARY ITEM - LOSS ON EARLY EXTINGUISHMENT OF DEBT

On June 1, 2001, the company's $75 million 9 7/8% senior subordinated notes due in 2003 were redeemed. The company recorded as an extraordinary item a premium of $937,500 as well as $772,954 of previously incurred issuance costs and discounts associated with the notes. These amounts have been reflected as an extraordinary loss (net of related tax benefits of $658,525) on the consolidated statement of operations.

Note 8.  BUSINESS SEGMENT INFORMATION

HSE is an independent energy company engaged in the following activities:

   * acquisition, development, exploitation, exploration and production of oil and gas.

   * transportation, marketing and trading of oil and gas and oil and gas financial positions.



                                           Three Months Ended                    Six Months Ended
                                                June 30,                             June 30,
(Thousands of dollars)                     2001          2000                   2001          2000
                                        --------      --------               --------      --------

Operating Revenues:
  Oil and gas sales
    D-J Basin                           $ 74,857      $ 55,568               $162,292      $110,592
  Oil and gas sales
    Gulf Coast                            11,718        14,313                 29,875        23,290
  Oil and gas sales
    Mid-Continent and other                  385            81                  1,067           132
  Gas gathering and trans-
    portation facilities                   3,194         3,614                  4,551         7,086
  Trading and transportation
    net                                    7,933         1,301                 13,415         3,502
  Intersegment eliminations,
    net                                   (2,045)         (800)                (4,326)       (1,469)
                                        --------      --------               --------      --------
                                        $ 96,042      $ 74,077               $206,874      $143,133
                                        ========      ========               ========      ========
Operating Income (Loss):
  D-J Basin                             $ 42,767      $ 25,807               $ 97,894      $ 52,312
  Gulf Coast                               2,928         5,490                 11,149         8,063
  Mid-Continent and other                 (2,626)       (1,309)                (2,464)       (3,314)
  Gas gathering and trans-
    portation facilities                     530           780                 (1,046)        1,417
  Trading and transportation               7,789         1,192                 13,139         3,285
  Intersegment eliminations               (2,045)         (800)                (4,326)       (1,469)
                                        --------      --------               --------      --------
Operating Income                          49,343        31,160                114,346        60,294
  Other income and expense               (12,277)      (12,716)               (23,727)      (25,507)
                                        --------      --------               --------      --------
Income before income taxes              $ 37,066      $ 18,444               $ 90,619      $ 34,787
                                        ========      ========               ========      ========
Identifiable Assets (net)
  (at June 30):
  Oil and gas properties
    D-J Basin                           $789,310      $745,841               $789,310      $745,841
  Oil and gas properties
    Gulf Coast                            55,814        39,779                 55,814        39,779
  Oil and gas properties
    Mid-Continent and other               13,942         8,211                 13,942         8,211
  Gas gathering and trans-
    portation facilities                  69,046        53,086                 69,046        53,086
  Trading and transportation               2,679         2,256                  2,679         2,256
  Corporate                                2,217         1,861                  2,217         1,861
                                        --------      --------               --------      --------
                                        $933,008      $851,034               $933,008      $851,034
                                        ========      ========               ========      ========

Depreciation, Depletion and
  Amortization Expense:
  Oil and gas properties
    D-J Basin                           $ 12,914      $ 12,938               $ 25,625      $ 25,820
  Oil and gas properties
    Gulf Coast                             3,415         1,640                  6,396         3,001
  Oil and gas properties
    Mid-Continent and other                   72            23                    140            43
  Gas gathering and trans-
    portation facilities                     324           266                    625           542
  Trading and transportation                 144           109                    276           217
  Corporate                                  205           190                    428           398
                                        --------      --------               --------      --------
                                        $ 17,074      $ 15,166               $ 33,490      $ 30,021
                                        ========      ========               ========      ========
Capital Expenditures and
  Acquisitions:
  Oil and gas properties
    D-J Basin                           $ 43,644      $ 23,308               $ 65,543      $ 43,041
  Oil and gas properties
    Gulf Coast                            11,094         6,240                 22,703        15,115
  Oil and gas properties
    Mid-Continent and other                2,079           820                  1,749         2,249
  Gas gathering and trans-
    portation facilities                   9,276         1,561                 12,708         1,812
  Trading and transportation                 101             9                    894            13
  Corporate                                   36           114                    691           176
                                        --------      --------               --------      --------
                                        $ 66,230      $ 32,052               $104,288      $ 62,406
                                        ========      ========               ========      ========






   Item 7.  Financial Statements and Exhibits

       (b)  Pro forma financial information
               The  following  unaudited  pro forma  financial  statements  give effect to the merger between Kerr-McGee Corporation and HS Resources, Inc. and present the combined company's financial position as of June 30, 2001 and results of operations for the first six months of 2001 and twelve months ended December 31, 2000. These pro forma statements update those presented in Kerr-McGee's Registration Statement on Form S-4 filed on June 28, 2001 (File No. 333-61898).

               Documents incorporated by reference:
               *  Kerr-McGee  Corporation's  Form  10-K   for  the   year  ended
                  December 31, 2000
               * Kerr-McGee Corporation's Form 10-Q for the quarter ended June 30, 2001
               *  HS Resources' Form 10-K for the year ended December 31, 2000


                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


               The  following  unaudited  pro forma  financial  statements  give effect to the merger based on the factors set forth below and after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Kerr-McGee and HS Resources, which are incorporated by reference into this document and the HS Resources June 30, 2001 statements included herein.

               The unaudited pro forma  financial  statements  and related notes are presented for illustrative purposes only. If the shares of Kerr-McGee common stock issuable in the merger had been issued in the past, Kerr-McGee's financial position or results of operations might have been different from those presented in the unaudited pro forma financial statements. The unaudited pro forma financial statements should not be relied upon as an indication of the financial position or results of operations that Kerr-McGee would have achieved if this issuance and the merger had occurred at the dates indicated. You also should not rely on the unaudited pro forma financial statements as an indication of the future operating results or financial position that the merged companies will achieve after the merger.

               The unaudited pro forma financial  statements were prepared based on the following:

            * Kerr-McGee purchased all the outstanding shares of common stock of HS Resources and assumed its debt. Kerr-McGee paid an aggregate of $833 million in cash (at $66 per share) and issued an aggregate of 5,090,230 shares of Kerr-McGee common stock (at a fixed exchange ratio of .9404 shares of Kerr-McGee common stock for each share of HS Resources common stock). The cash was financed under existing Kerr-McGee debt facilities.

            * The unaudited pro forma balance sheet has been prepared as if the merger occurred on June 30, 2001. The unaudited pro forma statement of income has been prepared as if the merger occurred on January 1, 2000.

            * The merger was accounted for as a purchase of HS Resources by Kerr-McGee.

            * Kerr-McGee and HS Resources utilize the successful efforts method of accounting for oil and gas activities.

            * In June 2001, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," which provided that goodwill acquired in a business combination occurring after June 30, 2001, should not be amortized. Instead, the FASB required impairment tests for goodwill balances (comparison of the fair value of a reporting unit to its carrying amount). Since the merger of HS Resources occurred after June 30, 2001, no amortization of goodwill has been reflected in the pro forma statements.

            * Targeted annual selling and general expense savings of $5 to $10 million have not been reflected as an adjustment to the historical data. These cost savings are expected to result from the consolidation of certain offices and the elimination of duplicate corporate staff and expenses.


            No pro forma adjustments have been made with respect to the following unusual items. These items are reflected in the historical results of Kerr-McGee and HS Resources, as applicable, and should be considered when making period-to-period comparisons.

            * On January 1, 2001, both Kerr-McGee and HS Resources adopted Financial Accounting Standard No. 133, as amended (FAS 133), "Accounting for Derivative Instruments and Hedging Activities." This standard requires all derivative instruments to be recorded as assets or liabilities, measured at fair value, and changes in the derivative's fair value to be recognized currently in earnings unless specific hedge accounting criteria are met.

               Kerr-McGee  hedges  certain  foreign  currency risks (future cash flows for certain non-U.S. capital expenditures and operating expenses). Kerr-McGee also has derivative instruments that are not hedges (options associated with Kerr-McGee debt exchangeable for the Devon Energy Corporation (Devon) common stock owned by Kerr-McGee and foreign currency forward sales contracts associated with certain foreign currency denominated chemical accounts receivable). In adopting FAS 133, Kerr-McGee recognized an expense of $20 million in the first quarter of 2001 as a cumulative effect of the accounting change. This amount is not reflected in the pro forma income statement. Also in adopting FAS 133, Kerr-McGee chose to reclassify 85% of the Devon shares owned from the "available for sale" category of investments to "trading" and recognized other income of $181 million ($118 million after tax) on January 1, 2001, for the unrealized appreciation on the Devon shares reclassified to "trading". After adoption of FAS 133, the "trading" securities are marked to market through income each month. A more complete description of Kerr-McGee's derivatives is contained in Kerr-McGee's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, which is incorporated herein by reference.

               HS Resources uses  derivative  instruments to mitigate  commodity price risks related to the purchase or sale of oil and natural gas and interest rate swaps to hedge the interest rates on certain borrowings. For the six months of 2001 and the year 2000, sales were reduced by $65 million and $72 million, respectively, for the commodity price hedges. The change in the fair value of the interest rate swaps has been reflected in the fair value of the derivatives in the historical HS Resources balance sheet, but will not affect income until the swaps are settled. Additional information concerning these derivatives is contained in this Form 8-K/A under
            Item 7.(a), which contains the HS Resources June 30, 2001, financial statements, and in the HS Resources Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated herein by reference.

            * During the six months ended June 30, 2001, Kerr-McGee recognized a pre-tax special item of $25 million for the termination of manganese metal production at the Hamilton, Mississippi electrolytic chemical facility. This charge primarily related to plant and equipment write-offs and other closings costs, including severance.


                                  UNAUDITED PRO FORMA BALANCE SHEET
                                            June 30, 2001

                                                      Kerr-McGee       HSR         Pro Forma      Pro Forma
                                                      Historical   Historical     Adjustments       Total
                                                      ----------   ----------     -----------     ---------
                                                                    (Millions of dollars)
           ASSETS

Current assets
  Cash                                                   $   197       $    3       $    -         $   200
  Notes and accounts receivable                              613           72            -             685
  Inventories                                                434            1            -             435
  Deposits, prepaids, and other                              114           50            -             164
                                                         -------       ------       ------         -------
      Total current assets                                 1,358          126            -           1,484
                                                         -------       ------       ------         -------

Property, Plant and Equipment                             13,553        1,261          872  (a)     15,686
  Less reserves for depreciation, depletion                                                              -
            and amortization                               7,710          330         (330) (a)      7,710
                                                         -------       ------       ------         -------
                                                           5,843          931        1,202           7,976
                                                         -------       ------       ------         -------
Goodwill                                                       -            2          300  (a)        302
Investments and other assets                                 940           23           (6) (a)        957
                                                         -------       ------       ------         -------
      Total assets                                       $ 8,141       $1,082       $1,496         $10,719
                                                         =======       ======       ======         =======



LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilties
  Short-term borrowings                                  $     7       $    -       $    -         $     7
  Accounts payable                                           803           94            -             897
  Long-term debt due within on year                          198           13            -             211
  Other current liabilities                                  486           95            -             581
                                                         -------       ------       ------         -------
    Total current liabilities                              1,494          202            -           1,696
                                                         -------       ------       ------         -------

Long-term debt                                             2,195          468          969  (a)      3,632
                                                         -------       ------       ------         -------
Deferred credits and reserves                              1,535          153          428  (a)      2,116
                                                         -------       ------       ------         -------
Stockholders' equity
  Common stock                                               102            -            5  (a)        107
  Restricted stock                                            11            -            -              11
  Capital in excess of par value                           1,682          209         (209) (b)      2,035
                                                                                       353  (a)
  Preferred stock rights                                       1            -            -               1
  Retained earnings                                        1,659          102         (102) (b)      1,659
  Accumulated other comprehensive income (loss)              (68)         (23)          23  (b)        (68)
  Common stock in treasury, at cost                         (378)         (22)          22  (b)       (378)
  Deferred compensation                                      (92)          (7)           7  (b)        (92)
                                                         -------       ------       ------         -------
                                                           2,917          259           99           3,275
                                                         -------       ------       ------         -------
      Total liabilities and stockholders' equity         $ 8,141       $1,082       $1,496         $10,719
                                                         =======       ======       ======         =======


See accompanying notes to Unaudited Pro Forma Financial Statements.



                                    UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF INCOME

                                             Six Months Ended June 30, 2001               Twelve Months Ended December 31, 2000
                                    ----------------------------------------------    ----------------------------------------------
                                    Historical  Historical   Pro Forma   Pro Forma    Historical  Historical   Pro Forma   Pro Forma
                                    Kerr-McGee     HSR      Adjustments    Income     Kerr-McGee     HSR      Adjustments    Income
                                    ----------  ----------  -----------  ---------    ----------  ----------  -----------  ---------
                                                            (Millions of dollars, except per-share amounts)

Sales                                 $1,997        $207         $  -       $2,204      $4,121       $459        $(136) (f)  $4,444
                                      ------        ----         ----       ------      ------       ----        -----       ------
Costs and Expenses
   Costs and operating
     expenses                            605          20            -          625       1,269        170         (133) (f)   1,306
   Selling,general and
     administrative expenses             114           4            -          118         298          9            -          307
   Shipping and handling
     expenses                             57          10            -           67          97         16            -          113
   Depreciation and depletion            341          34           28  (c)     403         684         60           51  (c)     795
   Exploration, including dry
     holes and amortizaton of
     undeveloped leases                   94          14            -          108         170         30            -          200
   Taxes, other than income
     taxes                                63          14            -           77         122         26            -          148
   Purchased in-process research
     and development                       -           -            -            -          32          -            -           32
   Interest and debt expense              80          21           35  (d)     136         208         49           70  (d)     327
                                      ------        ----         ----       ------      ------       ----        -----       ------
       Total Costs and Expenses        1,354         117           63        1,534       2,880        360          (12)       3,228
                                      ------        ----         ----       ------      ------       ----        -----       ------
                                         643          90          (63)         670       1,241         99         (124)       1,216
Other Income                             201           -            -          201          58          -            3  (f)      61
                                      ------        ----         ----       ------      ------       ----        -----       ------
Income from Operations before
   Income Taxes                          844          90          (63)         871       1,299         99         (121)       1,277

Taxes on Income                         (314)        (33)          23  (e)    (324)       (457)       (38)          44  (e)    (451)
                                      ------        ----         ----       ------      ------       ----       ------       ------
Income from Continuing Operations     $  530        $ 57         $(40)      $  547      $  842       $ 61       $  (77)      $  826
                                      ======        ====         ====       ======      ======       ====       ======       ======

Income from Continuing Operations
   per Share
   Basic                              $ 5.58      $ 3.13                    $ 5.47      $ 9.01     $ 3.29                    $ 8.38

   Diluted                            $ 5.11      $ 2.98                    $ 4.90      $ 8.37     $ 3.18                    $ 7.57

HS Resources Pro Forma Equivalent
   Earnings per Share                                                       $ 4.61                                           $ 7.12

Average Common Shares
   Outstanding (thousands)            94,843      18,238                    99,933      93,406     18,420                    98,496

Diluted Shares (thousands)           106,623      19,126                   111,713     103,987     19,092                   109,077


See accompanying notes to Unaudited Pro Forma Finanacial Statements.


                      NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

          1.   Method of Accounting for the Merger

               Kerr-McGee accounted for the merger using the purchase method of accounting for business combinations. Accordingly, HS Resources' assets acquired and liabilities assumed by Kerr-McGee were revalued and recorded at their estimated fair values. In the merger, Kerr-McGee assumed the outstanding debt of HS Resources and converted each share of HS Resources common stock outstanding to Kerr-McGee common stock or cash, as provided in the merger agreement. The conversion consisted of an election to receive cash at $66 per share or an election to receive Kerr-McGee common stock at a fixed exchange ratio of .9404 of a share of Kerr-McGee common stock for each share of HS Resources common stock. The cash consideration is limited to a maximum of $833 million, and this resulted in Kerr-McGee issuing 5,090,230 shares of its common stock to HS Resources stockholders.

          2.   Pro Forma Adjustments Related to the Merger

               The unaudited pro forma balance sheet includes the following adjustments:

               (a) This entry adjusts the historical book values of HS Resources' assets and liabilities to their estimated fair values as of June 30, 2001. The calculation of the total purchase price and preliminary allocation to assets and liabilities are shown below:

                                                         (Dollars in millions
                                                          except share price)

     Calculation and preliminary allocation of
       purchase price:
         Number of shares of common stock to
         be issued                                            5,090,230

         Average of Kerr-McGee common stock
         price two days before and after
         merger announcement                                     $70.33
                                                                 ------

     Fair value of common stock to be issued                        358
         Add: Portion of the purchase price paid
         in cash.  This amount is added to long-
         term debt in the pro forma balance sheet                   833

         Add: Fair value of HS Resources options,
         unvested performance shares and restricted
         stock to be settled in cash, net of exercise
         proceeds of approximately $25 million.
         This amount is added to long-term debt
         in the pro forma balance sheet                              86
                                                                 ------
                                                                  1,277
         Add: Estimated merger costs, which
         includes $15 million of legal, accounting,
         and registration costs and $28 million of
         severance costs.  This amount is added to
         long-term debt in the pro forma balance
         sheet                                                       43
                                                                 ------
                  Total purchase price                           $1,320
                                                                 ======

         Allocation of purchase price:
              Current assets                                     $  126
              Properties, plant and equipment                     2,133
              Other assets                                           17
              Goodwill                                              302
              Current liabilities                                  (202)
              Long-term debt                                       (475)
              Deferred credits                                     (581)
                                                                 ------
                                                                 $1,320
                                                                 ======


               The purchase price allocation is subject to change in:

            * The fair value of HS Resources working capital and other assets and liabilities on the effective date, and

            *  The actual merger costs incurred.

               These tems will not be known until after the effective date of the merger. Management does not believe the final purchase price allocation will differ materially from the estimated purchase price allocation.

               (b) These adjustments eliminate HS Resources' historical book values.

               The  unaudited  pro  forma   statement  of  income  includes  the
          following adjustments:

               (c) These adjustments increase the depreciation and depletion expense using the successful efforts method of accounting and is based on the preliminary allocation of the purchase price.

               (d) These adjustments increase interest expense due to the $958 million of additional long-term debt, which results from financing the cash consideration ($833 million), the fair value of the HS Resources options and unvested performance shares to be settled in cash net of the exercise prices of the HS Resources options ($82 million), and the estimated merger costs ($43 million). These are assumed to be funded with borrowings from existing credit facilities.

               (e) These adjustments record the net tax effect of all pro forma adjustments at an effective income tax rate of 36.5%.

               (f) Amounts represent reclassification of $3 million for interest income to "Other Income" to be consistent with the Kerr-McGee classification and $133 million for the cost of trading and transportation to offset trading and transportation income to be consistent with the second quarter 2001 historical reclassification by HS Resources.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             KERR-MCGEE CORPORATION


                                     By: (Deborah A. Kitchens)
                                         ------------------------------
                                          Deborah A. Kitchens
                                          Vice President and Controller

Dated: August 29, 2001